Filed Pursuant to Rule 424(b)(3)
Registration Statement No. 333-164321

PROSPECTUS

SAIA, INC.

2,310,000 SHARES OF COMMON STOCK

This prospectus relates to the offer and sale from time to time by the selling stockholders identified in this prospectus of up to 2,310,000 shares of common stock, par value of $0.001 per share, of Saia, Inc. These shares of our common stock are being registered pursuant to a registration rights agreement between us and the selling stockholders.

We will not receive any of the proceeds from the sale of shares by the selling stockholders, but we will incur expenses in connection with the offering. See the “Use of Proceeds” section in this prospectus.

Our common stock is listed on the NASDAQ Global Select Market under the symbol “SAIA”. The last reported sale price of our common stock on January 19, 2010 was $12.69 per share.

The selling stockholders may, from time to time, offer and sell or otherwise dispose of any or all of the shares of common stock described in this prospectus on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices, and may be to or through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, concessions or commissions. The selling stockholders will bear all discounts, concessions, commissions and similar expenses, if any, attributable to the sale of shares. We will bear all other costs, expenses, and fees in connection with the registration of the shares. See the “Plan of Distribution” section in this prospectus for more information about how the selling stockholders may sell or dispose of their shares of common stock.

The shares of our common stock offered or sold under this prospectus involve a high degree of risk. See “Risk Factors” beginning at page 2 of this prospectus to read about certain factors you should consider before deciding whether to invest in shares of our common stock.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this Prospectus is January 20, 2010

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the U.S. Securities and Exchange Commission (the “SEC”), using a “shelf” registration process. Under this shelf process, the selling stockholders may sell shares of our common stock, par value of $0.001 per share, from time to time in one or more offerings. This prospectus does not contain all of the information included in the registration statement. For a more complete understanding of the offering of the shares, you should refer to the registration statement, including its exhibits. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with the additional information described under the heading “Where You Can Find More Information” below.

You should rely only on the information contained, or incorporated by reference, in this prospectus and any prospectus supplement. The information contained in this prospectus or a prospectus supplement or amendment, or incorporated herein or therein by reference, is accurate only as of the date of this prospectus or prospectus supplement or amendment, as applicable, regardless of the time of delivery of this prospectus or prospectus supplement or amendment, as applicable, or of any sale of the shares and you should not assume otherwise.

Unless otherwise indicated or unless the context otherwise requires, all references in this prospectus to “we,” “our,” “us,” “the Company” or similar references mean Saia, Inc. and its subsidiary.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the applicable prospectus supplement includes and incorporates by reference “forward-looking statements.” We intend these forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “may,” “plan,” “predict,” “believe,” “should” and similar words or expressions are intended to identify forward-looking statements. Investors should not place undue reliance on forward-looking statements, and we undertake no obligation to publicly update or revise any forward-looking statements. All forward-looking statements reflect the present expectation of future events of our management and are subject to a number of important factors, risks, uncertainties and assumptions that could cause actual results to differ materially from those described in any forward-looking statements. These factors and risks include, but are not limited to, general economic conditions including downturns in the business cycle; the creditworthiness of our customers and their ability to pay for services; competitive initiatives and pricing pressures, including in connection with fuel surcharge; our need for capital and the uncertainty of the current credit markets; the possibility of defaults under our debt agreements (including violation of financial covenants); possible issuance of equity securities that would dilute stock ownership; indemnification obligations associated with the 2006 sale of Jevic Transportation, Inc.; the effect of on going litigation including class action lawsuits; cost and availability of qualified drivers, fuel, purchased transportation, property, revenue equipment and other operating assets; governmental regulations, including but not limited to hours of service, engine emissions, compliance with legislation requiring companies to evaluate their internal control over financial reporting, changes in interpretation of accounting principles and Homeland Security; dependence on key employees; inclement weather; labor relations, including the adverse impact should a portion of our workforce become unionized; effectiveness of company-specific performance improvement initiatives; terrorism risks; self-insurance claims and other expense volatility; and other financial, operational and legal risks and uncertainties detailed from time to time in our filings with the SEC.

As a result of these, certain other risks as detailed in this prospectus and the applicable prospectus supplement, in the documents that we incorporate by reference into this prospectus and the applicable prospectus supplement and in other documents that we file with the SEC and other factors, no assurance can be given as to our future results and achievements. Accordingly, a forward-looking statement is neither a prediction nor a guarantee of future events or circumstances and those future events or circumstances may not occur. You should not place undue reliance on the forward-looking statements which speak only as of the date made and were based on then current expectations. We undertake no duty to update these forward-looking statements after the date of this prospectus, except as required by law, even though our situation may change in the future. We qualify all of our forward-looking statements by these cautionary statements.

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ABOUT SAIA, INC.

We are a less-than-truckload (LTL) provider of regional, interregional and guaranteed services covering 34 states. We are the 8th largest LTL service provider in the United States. With headquarters in Georgia and a network of 147 terminals, Saia employs 7,000 non-union employees.

Our principal offices are located at 11465 Johns Creek Parkway, Suite 400, Johns Creek, Georgia 30097 and our telephone number at that address is (770) 232-5067.

THE OFFERING

Shares being offered	Up to an aggregate of 2,310,000 shares of our common stock may be sold by selling stockholders from time to time, as discussed in “Plan of Distribution” below.

Selling stockholders	The selling stockholders are set forth in the section entitled “Selling Stockholders” of this prospectus.

Use of proceeds	We will not receive any of the proceeds from the sale of shares by the selling stockholders.

Risk factors	An investment in our common stock involves significant risks. Before making an investment in our common stock, you should carefully review the “Risk Factors” section of this prospect, as well as the other documents incorporated by reference into this prospectus.

Listing	Our common stock is listed on the NASDAQ Global Select Market under the symbol “SAIA.”

RISK FACTORS

Investing in our common stock involves risk. In addition to the risk factors discussed below, before making an investment decision, you should carefully consider the risks factors described in our most recent Annual Report on Form 10-K, or any updates in our Quarterly Reports on Form 10-Q, together with all of the other information appearing in or incorporated by reference into this prospectus and any applicable prospectus supplement, in light of your particular investment objectives and financial circumstances. These risks could materially and adversely affect our business, results of operations and financial condition and could result in a partial or complete loss of your investment.

We are subject to general economic factors that are largely out of our control, any of which could have a material adverse effect on the results of our operations.

Our business is subject to a number of general economic factors that may have a material adverse effect on the results of our operations, many of which are largely out of our control. These include recessionary economic cycles and downturns in customer business cycles. Economic conditions may adversely affect the business levels of our customers, the amount of transportation services they need and their ability to pay for our services.

If the national and world-wide financial crisis continues or intensifies, it could adversely impact demand for our services.

Continued market disruptions could cause broader economic downturns and impact the ability of our customers to access the capital or credit markets which may lead to lower demand for our services, increased incidence of customers’ inability to pay their accounts, or insolvency of our customers, any of which could adversely affect our results of operations, liquidity, cash flows and financial condition.

If the national and world-wide financial crisis intensifies, potential disruptions in the credit markets may adversely affect our business, including the availability and cost of short-term funds for liquidity requirements and our ability to meet long-term commitments, which could adversely affect our results of operations, cash flows and financial condition.

If internal funds are not available from our operations, we may be required to rely on the capital and credit markets to meet our financial commitments and short-term liquidity needs. Disruptions in the capital and credit markets, as have been experienced during 2008 and 2009, could adversely affect our ability to draw on our bank revolving credit facility. Our access to funds under that credit facility is dependent on the ability of the banks that are parties to the facility to meet their funding commitments. Those banks may not be able to meet their funding commitments to us if they experience shortages of capital and liquidity or if they experience excessive volumes of borrowing requests from other borrowers within a short period of time.

Longer term disruptions in the capital and credit markets as a result of uncertainty, changing or increased regulation, reduced alternatives or failures of significant financial institutions could adversely affect our access to liquidity needed for our business. Any disruption could require us to take measures to conserve cash until the markets stabilize or until alternative credit arrangements or other funding for our business needs can be arranged.

We are dependent on cost and availability of qualified drivers and purchased transportation.

There is significant competition for qualified drivers within the trucking industry and attracting and retaining drivers has become more challenging. We may periodically experience shortages of qualified drivers that could result in us not meeting customer demands, upward pressure on driver wages, underutilization of our truck fleet and/or use of higher cost purchased transportation which could have a material adverse effect on our operating results. There is also significant competition for quality purchased transportation within the trucking industry. We may periodically experience shortages of quality purchased transportation that could result in us not meeting customer demands which could have a material adverse effect on our operating results.

We are dependent on cost and availability of fuel.

Fuel is a significant operating expense. We do not hedge against the risk of fuel price increases. Global political events, federal, state and local regulations, natural disasters and other external factors could influence the cost and availability of fuel. Increases in fuel prices to the extent not offset by fuel surcharges or other customer price increases or any fuel shortages or interruption in the supply or distribution of fuel could have a material adverse effect on operating results. Historically, we have been able to offset significant fuel price increases through fuel surcharges and other pricing adjustments to our customers but we cannot be certain that we will be able to do so in the future. In recent years, given the significance of fuel surcharges, the negotiation of customer price increases has become commingled with fuel surcharges. We have experienced cost increases in other operating costs as a result of increased fuel prices; however, the total impact of higher energy prices on other non-fuel related expenses is difficult to determine. A rapid and significant decline in diesel fuel prices would reduce our revenue and yield until we made the appropriate adjustments to our pricing strategy.

Limited supply and increased prices of new revenue equipment and real estate may adversely impact financial results and cash flows.

Investment in new revenue equipment is a significant part of our annual capital expenditures. We may have difficulty in purchasing new trucks due to decreased supply, restrictions on the availability of capital and the price of such equipment may be adversely impacted by future regulations on newly manufactured diesel engines. Our business model is also dependent on cost and availability of terminal facilities in key metropolitan areas. Shortages in the availability of real estate or delays in construction due to difficulties in obtaining permits may require significant additional investment in leasing, purchasing or building facilities, increase our operating expenses and/or prevent us from efficiently serving certain markets. In addition, we may not realize sufficient revenues or profits from our infrastructure investments.

The engines in our newer tractors are subject to new emissions-control regulations which could substantially increase operating expenses.

Tractor engines that comply with the Environmental Protection Agency (EPA) emission-control design requirements that took effect on January 1, 2007 are generally less fuel-efficient and have increased maintenance costs compared to engines in tractors manufactured before these requirements became effective. In addition, compliance with the more stringent EPA requirements that are scheduled to be effective in 2010 could result in further declines in fuel efficiency and increases in maintenance costs. If we are unable to offset resulting increases in fuel expenses or maintenance costs with higher freight rates, our results of operations could be adversely affected.

Our Company-specific performance improvement initiatives may not be effective.

Operating performance improvement at Saia is dependent on the implementation and/or the continuation of various performance improvement initiatives. Our operating margin is still below several “best-in-class” competitors. There can be no assurance that Saia’s historical performance trend will be representative of future performance. Failure to achieve performance improvement initiatives could have a material adverse impact on our operating results.

We operate in a highly regulated and highly taxed industry. Costs of compliance with or liability for violation of existing or future regulations could have a material adverse effect on our business.

The U.S. Department of Transportation and various state agencies exercise broad powers over our business, generally governing such activities as authorization to engage in motor carrier operations, safety and financial reporting. We may also become subject to new or more restrictive regulations imposed by the Department of Transportation, the Occupational Safety and Health Administration or other authorities relating to engine exhaust emissions, driver hours of service, security, ergonomics, as well as other unforeseen matters. Compliance with such regulations could substantially impair equipment productivity and increase our costs. Various federal and state authorities impose significant operating taxes on the transportation industry, including fuel taxes, tolls, excise and other taxes. There can be no assurance such taxes will not substantially increase or that new forms of operating taxes will not be imposed on the industry.

In August 2005, the Federal Motor Carrier Safety Administration (the FMCSA) amended rules on motor carrier driver hours of service which limit the maximum number of hours a driver may be on duty between mandatory off-duty hours. Our operations were adjusted to comply with these rules, and while our base operations were not materially affected, we did experience deterioration in the cost, availability and reliability of purchased transportation. Revisions to these rules, as a result of pending or future legal challenges or any future requirements for on-board recorders, could further impact our operations, further tighten the market for qualified drivers and put additional pressure on driver wages and purchased transportation costs.

The Transportation Security Administration continues to focus on trailer security, driver identification and security clearance and border crossing procedures. These and other safety and security measures, such as rules for transportation of hazardous materials could increase the cost of operations, reduce the number of qualified drivers and disrupt or impede the timing of our deliveries for our customers.

The EPA has issued regulations that require progressive reductions in exhaust emissions from diesel engines through 2010. A significant reduction in emissions occurred in 2007 which included both reductions in sulfur content of diesel fuel and further reductions in engine emissions. These regulations increased the cost of replacing and maintaining trucks and increased fuel costs by reducing miles per gallon. These regulations have the potential to reduce availability of fuel and reduce productivity.

We are subject to various environmental laws and regulations. Costs of compliance with or liabilities for violations of existing or future regulations could have a material adverse effect on our business.

Our operations are subject to environmental laws and regulations dealing with the handling of hazardous materials, underground fuel storage tanks and discharge and retention of storm water. We operate in industrial areas where truck terminals and other industrial activities are located and where groundwater or other forms of environmental contamination may have occurred. Our operations involve the risks of fuel spillage or seepage, environmental damage and hazardous waste disposal, among others. If we are involved in a spill or other accident involving hazardous substances or if we are found to be in violation of applicable laws or regulations, it could have a material adverse effect on our business and operating results. If we fail to comply with applicable environmental regulations, we could be subject to substantial fines or penalties and to civil and criminal liability.

In addition, as global warming issues become more prevalent, federal and local governments and our customers are beginning to respond to these issues. This increased focus on sustainability may result in new regulations and customer requirements that could negatively affect us. This could cause us to incur additional direct costs or to make changes to our operations in order to comply with any new regulations and customer requirements. We could also lose revenue if our customers divert business from us because we have not complied with their sustainability requirements. These costs, changes and loss of revenue could have a material adverse affect on our business, financial condition and results of operations.

We operate in a highly competitive industry and our business will be adversely impacted if we are unable to adequately address potential downward pricing pressures and other factors that may adversely affect our operations and profitability.

Numerous competitive factors could impair our ability to maintain our current profitability. These factors include the following:

•	competition with many other transportation service providers of varying types including non-asset based logistics and freight brokerage companies, some of which have greater capital resources than we do or have other competitive advantages;

•	transportation companies periodically reduce their prices to gain business, especially during economic recessions or times of reduced growth rates in the economy which may limit our ability to maintain or increase prices or achieve significant growth in our business; and

•	advances in technology require increased investments to remain competitive and our customers may not be willing to accept higher prices to cover the cost of these investments.

The transportation industry is affected by business risks that are largely out of our control, any of which could have a material adverse effect on the results of our operations.

Businesses operating in the transportation industry are affected by risks that are largely out of their control, any of which could have a material adverse effect on the results of our operations. These factors include weather, excess capacity in the transportation industry, interest rates, fuel taxes, license and registration fees and insurance premiums. Our results of operations may also be affected by seasonal factors.

We have significant ongoing cash requirements that could limit our growth and affect profitability if we are unable to generate sufficient cash from operations or obtain sufficient financing on favorable terms.

Our business is highly capital intensive. Our net capital expenditures from continuing operations for 2009 were approximately $9 million and we anticipate net capital expenditures in 2010 of approximately $10 million. We depend on cash flows from operations, borrowings under our credit facilities and operating leases. If we are unable in the future to generate sufficient cash from operations and obtain sufficient financing on favorable terms in the future, we may have to limit our growth, enter into less favorable financing arrangements or operate our trucks and trailers for longer periods, any of which could have a material adverse effect on operations and profitability.

Under our current credit facilities, we are subject to certain debt covenants and prepayment penalties. Those debt covenants limit our ability to pay dividends and require maintenance of certain maximum leverage, minimum interest coverage and minimum tangible net worth ratios and a borrowing base, among other restrictions, that could limit availability of capital to meet our future growth.

Our ability to repay or refinance our indebtedness will depend upon our future operating performance which will be affected by general economic, financial, competitive, legislative, regulatory and other factors beyond our control.

Our credit and debt agreements contain financial and other restrictive covenants and we may be unable to comply with these covenants. A default could cause a material adverse effect on our liquidity, financial condition and results of operations.

We must maintain certain financial and other restrictive covenants under our credit and debt agreements, including among others, a fixed charge coverage ratio, leverage ratio and adjusted leverage ratio. If we fail to comply with any of these covenants, we will be in default under the relevant agreement which could cause cross-defaults under other financial arrangements. In the event of any such default, if we fail to obtain replacement financing, amendments to or waivers under the applicable financing arrangements, our financing sources could cease making further advances or declare our debt to be immediately due and payable. If acceleration occurs, we may have difficulty in borrowing sufficient additional funds to refinance the accelerated debt or we may have to issue securities which would dilute stock ownership. Even if new financing is made available to us, it may not be available on acceptable terms. A default under our credit and debt agreements could cause a material adverse effect on our liquidity, financial condition and results of operations.

Ongoing insurance and claims expenses could significantly reduce and cause volatility to our earnings.

We are exposed to claims resulting from cargo loss, personal injury, property damage, group health care and workers’ compensation in amounts ranging from $250,000 to $2.0 million per claim. We also maintain insurance with licensed insurance companies above these large deductible amounts. If the number or severity of future claims increases, insurance claim expenses might exceed historical levels which could significantly reduce our earnings. Significant increases in insurance premiums could also impact financial results or cause us to raise our self-insured retentions.

Furthermore, insurance companies, as well as certain states, require collateral in the form of letters of credit or surety bonds for the estimated exposure of claims within our self-insured retentions. Their estimate of our future exposure as well as external market conditions could influence the amount and cost of additional letters of credit required under our insurance programs and thereby reduce capital available for future growth.

Employees of Saia are non-union. The ability of Saia to compete would be substantially impaired if operations were to become unionized.

None of our employees are currently represented by a collective bargaining agreement. We have in the past been the subject of unionization efforts which have been defeated. However, the U.S. Congress could pass labor legislation, such as the proposed Employee Free Choice Act, which could make it significantly easier for unionization efforts to be successful. If this bill or a variation of it is enacted in the future, it could have an adverse impact on our business. While Saia believes its current relationship with its employees is good, there can be no assurance that further unionization efforts will not occur in the future and that such efforts will be defeated. The non-union status of Saia is a critical factor in its ability to compete in its respective markets.

If we are unable to retain our key employees, our business, financial condition and results of operation could be adversely impacted.

The future success of our business will continue to depend on our executive officers and certain other key employees who, with the principal exceptions of Mr. O’Dell and Mr. Albanese, do not have employment agreements. The loss of services of any of our key personnel could have a material adverse effect on us.

Changes to our compensation and benefits could adversely affect our ability to attract and retain employees.

Like other companies, we have implemented certain salary and wage cost initiatives. Such initiatives include the suspension of our 401(k) matching program and a compensation reduction equal to 10 percent of salary for our leadership team and five percent for hourly, linehaul and salaried employees in operations, maintenance and administration. Due to these changes, we may find it difficult to attract, retain and motivate employees, and any such difficulty could materially adversely affect our business.

An increase in the cost of healthcare benefits in the United States could have a negative impact on our profitability.

We maintain and sponsor health insurance for our employees and their dependents and offer a competitive healthcare program to attract and retain our employees. It is possible that healthcare costs could become increasingly cost prohibitive, either forcing us to make changes to our benefits program or negatively impacting our future profitability.

We rely heavily on technology to operate our business and any disruption to our technology infrastructure could harm our operations.

Our ability to attract and retain customers and compete effectively depends in part upon reliability of our technology network including our ability to provide services that are important to our customers. Any disruption to our technology infrastructure, including those impacting our computer systems and web site, could adversely impact our customer service, revenues and result in increased costs. While we have invested and continue to invest in technology security initiatives and disaster recovery plans, these measures cannot fully protect us from technology disruptions that could have a material adverse effect on us.

Certain provisions of our governing documents and Delaware law could have anti-takeover effects.

Our Restated Certificate of Incorporation and By-laws contain certain provisions which may have the effect of delaying, deferring or preventing a change of control of the Company. Such provisions include, for example, provisions classifying our Board of Directors, a prohibition on shareholder action by written consent, authorization of the Board of Directors to issue preferred stock in series with the terms of each series to be fixed by the Board of Directors and the provision of an advance notice procedure for shareholder proposals and nominations to the Board of Directors. These provisions could diminish the opportunities for a shareholder of Saia to participate in certain tender offers, including tender offers at prices above the then-current fair market value, and may also inhibit fluctuations in the market price of our common stock that could result from takeover attempts. In addition, we have a shareholder rights plan that allows the Board of Directors, without further shareholder approval, to issue common stock and preferred stock that could have the effect of delaying, deferring or preventing a change of control of the Company. The issuance of common stock and preferred stock could also adversely affect the voting power of the current holders of common stock, including resulting in the loss of voting control to others.

We may not make future acquisitions, or if we do, we may not realize the anticipated benefits of future acquisitions and integration of these acquisitions may disrupt our business and management.

We may make additional acquisitions in the future. However, there is no assurance that we will be successful in identifying, negotiating or consummating any future acquisitions. Additionally, we may not realize the anticipated benefits of any future acquisitions. Each acquisition has numerous risks including:

•	difficulty in integrating the operations and personnel of the acquired company;

•	disruption of our ongoing business, distraction of our management and employees from other opportunities and challenges due to integration issues;

•	inability to achieve the financial and strategic goals for the acquired and combined businesses; and

•	potential failure of the due diligence processes to identify significant issues with legal and financial contingencies, among other things.

In the event that the integrations are not successfully completed, there could be a material adverse effect on us.

We face litigation risks that could have a material adverse effect on the operation of our business.

We face litigation regarding various alleged violations of state labor laws. These proceedings may be time-consuming, expensive and disruptive to normal business operations. The defense of such lawsuits could result in significant expense and the diversion of our management’s time and attention from the operation of our business. Some or all of the amount we may be required to pay to defend or to satisfy a judgment or settlement of any or all of these proceedings may not be covered by insurance and could have a material adverse affect on us.

There are risks inherent in owning our common stock.

The market price and volume of our common stock have been, and may continue to be, subject to significant fluctuations. These may arise from general stock market conditions, the impact of the risk factors described above on our financial condition and results of operations, a change in sentiment in the market regarding us or our business prospects or from other factors.

USE OF PROCEEDS

The selling stockholders will receive all of the proceeds from any sales pursuant to this prospectus. We will not receive any of the proceeds, but we will incur expenses in connection with the offering.

DESCRIPTION OF OUR COMMON STOCK

The following information describes our common stock and provisions of our Amended and Restated Certificate of Incorporation and our Amended and Restated By-laws, as amended. This description is only a summary and does not purport to be complete. For information on how you can obtain those documents, see “Where You Can Find More Information” below.

Common Stock

We are authorized to issue up to 50,000,000 shares of our common stock, par value $.001 per share.

The holders of our common stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders. Our stockholders do not have cumulative voting rights in the election of directors. Accordingly, holders of a majority of the shares voting are able to elect all of the directors. Holders of common stock are entitled to receive ratably only those dividends as may be declared by the board of directors out of funds legally available therefor, as well as any distributions to the stockholders. In the event of our liquidation, dissolution or winding up, holders of our common stock are entitled to share ratably in all of our assets remaining after we pay our liabilities. Holders of our common stock have no preemptive or other subscription or conversion rights. There are no redemption or sinking fund provisions applicable to our common stock.

Anti-Takeover Provisions of Delaware Law and Charter Provisions

Interested Stockholder Transactions.  We are subject to Section 203 of the General Corporation Law of the State of Delaware, which prohibits a Delaware corporation from engaging in any “business combination” with any “interested stockholder” for a period of three years after the date that such stockholder became an interested stockholder, with the following exceptions:

•	before such date, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested holder;

•	upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction began, excluding, for purposes of determining the number of shares outstanding, those shares owned by persons who are directors and also officers and by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•	on or after such date, the business combination is approved by the board of directors and authorized at an annual or special meeting of the stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

Section 203 defines “business combination” to include the following:

•	any merger or consolidation involving the corporation and the interested stockholder;

•	any sale, lease, exchange, mortgage, pledge, transfer or other disposition of 10% or more of the assets of the corporation involving the interested stockholder;

•	subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

•	any transaction involving the corporation that has the effect of increasing the proportionate share of the stock or any class or series of the corporation beneficially owned by the interested stockholder; or

•	the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits by or through the corporation.

In general, Section 203 defines “interested stockholder” as an entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation or any entity or person affiliated with or controlling or controlled by such entity or person.

Certificate of Incorporation and By-laws

Provisions in our Amended and Restated Certificate of Incorporation and Amended and Restated By-laws may have the effect of discouraging certain transactions that may result in a change in control of the Company. Some of these provisions provide that stockholders do not have the power to call a special meeting, cannot act by written consent and impose advance notice requirements and procedures with respect to stockholder proposals and the nomination of candidates for election as directors. Our Amended and Restated Certificate of Incorporation allows us to issue shares of preferred stock (see “Blank Check Preferred Stock”) or common stock without any action by stockholders. Our Amended and Restated Certificate of Incorporation also provides that the Board of Directors will be divided into three classes of directors, with each class serving a staggered three-year term. Such directors and our officers are indemnified by us to the fullest extent permitted by applicable law pursuant to our Amended and Restated Certificate of Incorporation. These provisions may make it more difficult for stockholders to take specific corporate actions and may make it more difficult or discourage an attempt to obtain control of the Company by means of a proxy contest, tender offer, merger or otherwise.

Blank Check Preferred Stock

Our Amended and Restated Certificate of Incorporation authorizes the issuance of up to 50,000 shares of preferred stock, par value $0.001 per share. The Board of Directors has the authority, without further approval of the stockholders, to issue and determine the rights and preferences of other series of preferred stock. The Board could issue one or more series of preferred stock with voting, conversion, dividend, liquidation or other rights that would adversely affect the voting power and ownership interest of holders of common stock. This authority may have the effect of deterring hostile takeovers, delaying or preventing a change in control and discouraging bids for our common stock at a premium over the market price.

Stockholder Rights Plan

On September 30, 2002, our Board of Directors adopted a stockholder rights plan under which our stockholders received one preferred share purchase right for each outstanding share of our common stock held by them. Under the stockholder rights plan, if a person or group acquires 15% or more of our voting stock without the prior written consent of the Board, each holder of a purchase right will be able to purchase additional shares at a discount to the then-current market price. If we are acquired in a merger or other business combination transaction after a person acquires 15% or more of our common stock without the consent of the board, each right will entitle its holder to purchase shares of the acquiring company. The purchase rights expire on September 30, 2012. The stockholder rights plan may have the effect of delaying, deferring or preventing a change of control of our company.

The description and terms of the rights are set forth in a Rights Agreement dated as of September 30, 2002, as the same may be amended from time to time, between us and Computershare Trust Company, N.A., as rights agent, which we previously filed with the SEC.

SELLING STOCKHOLDERS

We issued the shares of our common stock that are covered by this prospectus to the selling stockholders pursuant to share purchase agreements entered into between us and each of the selling stockholders on December 22, 2009 in a transaction exempt from the registration requirements of the Securities Act of 1933, as amended. We entered into a registration rights agreement with the purchasers in such transaction pursuant to which we agreed to register the resale of the shares of our common stock under the Securities Act.

We are registering the shares of our common stock covered by this prospectus on behalf of the selling stockholders named in the table below in accordance with our obligations under the registration rights agreement. Selling stockholders, including their permitted transferees, pledgees or donees or their successors (all of whom may be selling stockholders), may from time to time offer and sell pursuant to this prospectus any or all of the shares. When we refer to “selling stockholders” in this prospectus, we mean those persons listed in the table below, as well as their permitted transferees, pledgees or donees or their successors.

The following table sets forth certain information regarding beneficial ownership of our common stock by the selling stockholders. “Beneficial ownership” is a term defined by the SEC in Rule 13d-3 under the Securities Exchange Act of 1934, as amended, and includes shares of common stock over which a selling stockholder has direct or indirect voting or investment control and any shares of common stock that the selling stockholder has a right to acquire beneficial ownership of within 60 days.

The number of shares of common stock in the column “Number of Shares Beneficially Owned Prior to Offering” is based on beneficial ownership information provided to us by or on behalf of the selling stockholders in a selling stockholder questionnaire.

The number of shares in the column “Maximum Number of Shares to be Sold Pursuant to this Prospectus” represents all of the shares that each selling stockholder may offer under this prospectus. These shares are the shares of common stock purchased by the selling stockholders in the transaction discussed above. The selling stockholders may sell some, all or none of their shares. In addition, the selling stockholders may have sold, transferred or otherwise disposed of all or a portion of their shares since the date on which they provided the information regarding their shares in transactions exempt from the registration requirements of the Securities Act.

The number of shares in the column “Number of Shares Owned After Offering” assumes that the selling stockholders will sell all of their shares offered pursuant to this prospectus and that any other shares of common stock beneficially owned by the selling stockholders will continue to be beneficially owned. We do not know when or in what amounts the selling stockholders will offer shares for sale, if at all. The selling stockholders may sell any or all of the shares included in and offered by this prospectus. Because the selling stockholders may offer all or some of the shares pursuant to this offering, we cannot estimate the number of shares that will be held by the selling stockholders after completion of the offering.

Information regarding the selling stockholders may change from time to time. Any such changed information will be set forth in supplements to this prospectus if required.

Except as set forth in the table below, none of the selling stockholders has had a material relationship with us within the past three years.

		Maximum Number of
	Number of Shares	Shares to be Sold	Number of Shares
	Beneficially Owned	Pursuant	Owned After
Name of Selling Stockholder	Prior to Offering	to this Prospectus	Offering

Blackwell Partners LLC	595,520	577,500	18,020
FA VALUE STRATEGIES FUND(1)	230,170	73,770	156,400
VIP VALUE STRATEGIES(1)	69,230	22,430	46,800
FID DIVIDEND GROWTH FUND(1)	767,075	233,940	533,135
VIP III BALANCED EQUITY SUB(1)	116,645	45,580	71,065
FA DIVIDEND GROWTH(1)	80,480	24,680	55,800
FID INDUSTRIALS CENTRAL FD(1)	153,084	68,100	84,984
FID STCK SLCTR INDUSTRIALS SUB(1)	92,900	92,900	0
Manatuck Hill Mariner Master Fund, LP	42,800	42,800	0
Manatuck Hill Navigator Master Fund, LP	23,100	23,100	0
Manatuck Hill Scout Fund, LP	134,100	134,100	0
Newland Master Fund, Ltd.	298,600	298,600	0
Scopus Fund Ltd	85,706	85,706	0
Scopus Partners LP	86,256	86,256	0
Scopus Vista Fund Ltd	6,165	6,165	0
Scopus Vista Partners LP	21,873	21,873	0
Wellspring Capital, LP	487,708	472,500	15,208

(1)	Fidelity Management & Research Company (“Fidelity”), 82 Devonshire Street, Boston, Massachusetts 02109, a wholly-owned subsidiary of FMR LLC and an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, is the beneficial owner of 1,509,584 shares of our common stock as a result of acting as investment adviser to various investment companies registered under Section 8 of the Investment Company Act of 1940. Edward C. Johnson 3d and FMR LLC, through its control of Fidelity, and the funds each has sole power to dispose of the 1,509,584 shares owned by the Funds. Members of the family of Edward C. Johnson 3d, Chairman of FMR LLC, are the predominant owners, directly or through trusts, of Series B voting common shares of FMR LLC, representing 49% of the voting power of FMR LLC. The Johnson family group and all other Series B shareholders have entered into a shareholders’ voting agreement under which all Series B voting common shares will be voted in accordance with the majority vote of Series B voting common shares. Accordingly, through their ownership of voting common shares and the execution of the shareholders’ voting agreement, members of the Johnson family may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR LLC. Neither FMR LLC nor Edward C. Johnson 3d, Chairman of FMR LLC, has the sole power to vote or direct the voting of the shares owned directly by the Fidelity Funds, which power resides with the Funds’ Boards of Trustees. Fidelity carries out the voting of the shares under written guidelines established by the Funds’ Boards of Trustees.

PLAN OF DISTRIBUTION

We are registering the shares of common stock to permit the resale of these shares of common stock by the selling stockholders from time to time after the date of this prospectus. We will not receive any of the proceeds from the sale by the selling stockholders of the shares of common stock.

The selling stockholders and any broker-dealers that act in connection with the sale of shares may be deemed to be “underwriters” within the meaning of Section 2(a)(11) of the Securities Act, and any commissions received by such broker-dealers and any profit on the resale of shares sold by them while acting as principals may be deemed to be underwriting discounts or commissions under the Securities Act.

The selling stockholders may sell all or a portion of the shares of common stock beneficially owned by them and offered hereby from time to time directly or through one or more underwriters, broker-dealers or agents. If the shares of common stock are sold through underwriters or broker-dealers, the selling stockholders will be responsible for underwriting discounts or commissions or agent’s commissions. The shares of common stock may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at negotiated prices. These sales may be effected in transactions, which may involve crosses or block transactions,

•	on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale;

•	in the over-the-counter market;

•	in transactions otherwise than on these exchanges or systems or in the over-the-counter market;

•	through the writing of options, whether such options are listed on an options exchange or otherwise;

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	sales pursuant to Rule 144;

•	short sales;

•	broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

If the selling stockholders effect such transactions by selling shares of common stock to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the selling stockholders or commissions from purchasers of the shares of common stock for whom they may act as agent or to whom they may sell as principal (which discounts, concessions or commissions as to particular underwriters, broker-dealers or agents may be in excess of those customary in the types of transactions involved). In connection with sales of the shares of common stock or otherwise, the selling stockholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the shares of common stock in the course of hedging in positions they assume. The selling stockholders may also sell shares of common stock short and deliver shares of common stock covered by this prospectus to close out short positions and to return borrowed shares in connection with such short sales. The selling stockholders may also loan or pledge shares of common stock to broker-dealers that in turn may sell such shares.

The selling stockholders may pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time pursuant to this prospectus or any amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act, amending, if necessary, the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus. The selling stockholders also may transfer and donate the shares of common stock in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

At the time a particular offering of the shares of common stock is made, a prospectus supplement, if required, will be distributed which will set forth the aggregate amount of shares of common stock being offered and the terms of the offering, including the name or names of any broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the selling stockholders and any discounts, commissions or concessions allowed or reallowed or paid to broker-dealers.

Under the securities laws of some states, the shares of common stock may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the shares of common stock may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

There can be no assurance that any selling stockholder will sell any or all of the shares of common stock registered pursuant to the registration statement, of which this prospectus forms a part.

The selling stockholders and any other person participating in such distribution will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including, without limitation, to the extent applicable, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the shares of common stock by the selling stockholders and any other participating person. To the extent applicable Regulation M may also restrict the ability of any person engaged in the distribution of the shares of common stock to engage in market-making activities with respect to the shares of common stock. All of the foregoing may affect the marketability of the shares of common stock and the ability of any person or entity to engage in market-making activities with respect to the shares of common stock.

We will pay all expenses of the registration of the shares of common stock pursuant to the registration rights agreement, including, without limitation, Securities and Exchange Commission filing fees and expenses of compliance with state securities or “blue sky” laws; provided, however, that a selling stockholder will pay all underwriting discounts and selling commissions, if any. We will indemnify the selling stockholders against certain liabilities, including some liabilities under the Securities Act, in accordance with the registration rights agreement, or the selling stockholders will be entitled to contribution. We may be indemnified by the selling stockholders against certain civil liabilities, including liabilities under the Securities Act, that may arise from any written information furnished to us by the selling stockholder specifically for use in this prospectus, in accordance with the related registration rights agreement, or we may be entitled to contribution.

Once sold under the registration statement, of which this prospectus forms a part, the shares of common stock will be freely tradable under the Securities Act in the hands of persons other than our affiliates.

LEGAL MATTERS

Bryan Cave LLP, Kansas City, Missouri, has passed upon the validity of the shares of our common stock to be offered pursuant to this prospectus.

EXPERTS

The consolidated balance sheets of Saia, Inc. and its subsidiaries as of December 31, 2008 and 2007, and the related consolidated statements of operations, shareholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2008, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2008 have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The audit report covering the December 31, 2007 consolidated financial statements refers to a change in accounting for uncertainty in income taxes.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with them. This means that we can disclose important information to you in this prospectus by referring you to those documents. These incorporated documents contain important business and financial information about us that is not included in or delivered with this prospectus. The information incorporated by reference is considered to be part of this prospectus, and later information filed with the SEC will update and supersede this information.

We incorporate by reference the following documents, which we have previously filed with the SEC:

•	our Annual Report on Form 10-K for the year ended December 31, 2008;

•	our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2009, June 30, 2009 and September 30, 2009;

•	our Current Reports on Form 8-K filed on April 2, April 7, June 30, August 14 and August 25, 2009, and portions of our Current Report on Form 8-K filed on December 22, 2009;

•	the description of our common stock contained in our Registration Statement on Form 10 filed with the SEC on September 6, 2002, including any amendment or report filed for the purpose of updating such description; and

•	any future filings made by us with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act until we sell all of the shares except for the filings, or portions thereof, that are “furnished” rather than filed with the SEC.

We will provide without charge to each person, including any beneficial owner, to whom a prospectus is delivered, on written or oral request of that person, a copy of any or all of the documents we are incorporating by reference into this prospectus, other than exhibits to those documents unless such exhibits are specifically incorporated by reference into those documents. Such written requests should be addressed to:

Saia, Inc.
11465 Johns Creek Parkway, Suite 400
Johns Creek, Georgia 30097
Attention: Investor Relations

You may direct telephone requests to James A. Darby, our Vice President of Finance and Chief Financial Officer, at (770) 232-5067.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly, and special reports and proxy statements and other information with the SEC. You may read and copy any document that we file at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, DC 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. Our SEC filings are also available on the SEC’s web site at http://www.sec.gov. Copies of certain information filed by us with the SEC are also available on our web site at http://www.saia.com. We have not incorporated by reference into this prospectus the information on our website, and you should not consider it to be a part of this document.